                               EXHIBIT (a)(4)

                          BFX HOSPITALITY GROUP, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                              ____________, 2000

TO THE STOCKHOLDERS:

     A special meeting of the stockholders of BFX Hospitality Group, Inc., a Delaware corporation (the "Company"), will be held in the Longhorn Room of the Stockyards Hotel, 109 East Exchange Avenue, Fort Worth, Texas on _____________,
2000), at 10:00 o'clock a.m. (C.S.T.) (including any adjournment or postponement, the "Special Meeting"), for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of AUGUST 11, 2000, (the "Merger Agreement"), between the Company, and Hospitality Concepts, LLC, a Delaware limited liability company ("Hospitality"), and American Hospitality, LLC, A Delaware limited liability Company ("American") and the merger of the Company with and into American (the "Merger") as contemplated by the Merger Agreement; and

     2. To transact such other business as may properly come before the Special Meeting.

     The Board has fixed the close of business on _____________, 2000 as the record date (the "Record Date") for the determination of the stockholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of the Company's common stock, $.05 par value per share ("Common Stock"), at the close of business on the Record Date will be entitled to vote at the Special Meeting, either by proxy or in person. Each share of Common Stock is entitled to one vote on each matter to be acted on or which may properly come before the Special Meeting.

     The affirmative vote of a majority of the issued and outstanding shares of Common Stock is required for approval of the Merger, as described in the Merger Agreement.

     In connection with the Merger, holders of Common Stock who comply with certain requirements and procedures set forth in Section 262 of the Delaware General Corporation Law (the "DGCL") may be entitled to assert certain dissenters' rights. A copy of Section 262 of the DGCL is attached as Appendix IV to the accompanying proxy statement.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY, USING THE ENCLOSED PRE-ADDRESSED, POSTAGE-PAID RETURN ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. YOUR PROMPT ATTENTION IS APPRECIATED.

     Please do not send in any stock certificates at this time. Upon approval of the Merger, you will be sent instructions regarding the procedures to exchange your certificates evidencing Common Stock of the Company for the merger consideration.

                                   By Order of the Board of Directors,




                                   Robert Korman
                                   Secretary

Fort Worth, Texas
Dated _____________, 2000